THE MARCUS CORPORATION
RETIREMENT INCOME AND SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective January 1, 2009)

i

ARTICLE I. PURPOSE AND DEFINITIONS

        Section 1.01. Purpose. The Marcus Corporation has established this Retirement Income and Supplemental Retirement Plan to provide retirement benefits to a select group of highly compensated employees in addition to those benefits provided under the Company’s tax-qualified retirement plan. The Plan consists of two components: (1) the “Retirement Income Plan” or “RIP,” which provides an annuity benefit based on a formula that takes into account a participant’s years of service and final average compensation, and (2) the “Supplemental Retirement Plan” or “SRP,” which provides a benefit based on amounts accumulated in a participant’s account.

        Section 1.02. Definitions. The following words and phrases when used herein shall have the following meanings, except as otherwise required by the context:

            (a)     “Account” means the bookkeeping entry established on the records of the Company to reflect the amount owed to a SRP Participant (or Beneficiary thereof) under the Plan.

            (b)     “Accrued Benefit” means the monthly benefit amount calculated pursuant to Section 4.05 hereof and payable in the form of a life-only annuity commencing the month next following the later of the RIP Participant’s sixty-fifth (65th) birthday or Termination Date.

            (c)     “Actuarial Equivalent” means a benefit of equivalent value calculated using an interest rate of eight percent (8%) per annum compounded annually and a mortality rate based upon the 1984 UP Mortality Table for purposes of converting from one periodic form of payment to another, including, without limitation, different commencement dates for payment, and for purposes of converting from a periodic form of payment to a lump sum form of payment under Section 4.07(a)(ii) hereof.

            (d)     “Administrator” means the Marcus Retirement Planning Committee, or such other committee as may be appointed by the Board to administer this Plan.

            (e)     “Affiliate” means each entity that is required to be included in the controlled group of corporations with the Company within the meaning of Code Section 414(b), or that is under common control with the Company within the meaning of Code Section 414(c); provided that for purposes of determining if a Participant has incurred a Separation from Service, the phrase “at least 50 percent” shall be used in place of the phrase “at least 80 percent” each place it appears therein or in the regulations thereunder.

            (f)     “Average Monthly Earnings” means a RIP Participant’s total compensation from the Employer for the five (5) calendar years during which the Participant’s compensation was highest within the last ten (10) consecutive calendar years preceding his Termination Date, divided by sixty (60). For purposes of making this calculation, compensation shall include amounts paid by the Employer to a RIP Participant in the form of salary, cash bonuses and commissions, before payroll deductions and any reductions in compensation for amounts deferred through The Marcus Corporation Pension Plus Plan, The Marcus Corporation Deferred Compensation Plan and any Code Section 125 arrangement, but shall exclude imputed income and any other additional remuneration and/or expense reimbursement which the Administrator, in its sole discretion, determines not to be compensation hereunder.

            (g)     “Beneficiary” means the person(s) or entity(ies) designated by a Participant to receive benefits under the Plan, if any, upon the Participant’s death. Beneficiary designations shall be in writing, filed with the Administrator, and in such form as the Administrator may prescribe for this purpose. The last designation filed with the Administrator prior to the Participant’s death shall be given effect.

            (h)     “Board” means the Board of Directors of the Company.

            (i)     “Change of Control” has the meaning ascribed under Code Section 409A.

            (j)     “Code” means the Internal Revenue Code of 1986, as interpreted and applied by regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

            (k)     “Company” means The Marcus Corporation.

            (l)     “Compensation” means a SRP Participant’s total compensation from the Employer for the Plan Year. For this purpose, Compensation shall include amounts paid by the Employer to a SRP Participant in the form of salary, cash bonuses and commissions, before payroll deductions and any reductions in compensation for amounts deferred through The Marcus Corporation Pension Plus Plan, The Marcus Corporation Deferred Compensation Plan and any Code Section 125 arrangement, but shall exclude imputed income and any other additional remuneration and/or expense reimbursement which the Administrator, in its sole discretion, determines not to be compensation hereunder.

            (m)     “Date of Hire” means the date on which an Eligible Employee becomes employed with any Employer.

            (n)     “Eligible Employee” means any highly compensated employee who is employed by an Employer in an officer, executive or other managerial capacity, as determined by the Administrator, in its sole discretion.

            (o)     “Employer” means the Company and each of its Affiliates which are participating employers under The Marcus Corporation Pension Plus Plan.

            (p)     “Highly Compensated Employee” means an Eligible Employee who has met the requirements to be considered a highly compensated employee within the meaning of Code Section 414(q) for a Plan Year.

            (q)     “Hour of Service” has the meaning ascribed in The Marcus Corporation Pension Plus Plan.

            (r)     “Other Benefits” means any of the following which may be applied to reduce the Accrued Benefit amount payable hereunder to a RIP Participant as calculated pursuant to Section 4.05 hereof:

(i)	that portion, if any, of the monthly benefits payable to him under any current or prior qualified defined benefit pension plan of any Employer which is attributable to employer contributions and is based upon a period of service that is recognized both under such pension plan and this Plan for benefit accrual purposes; provided, however, that, if the time and/or form of benefit payments under such pension plan (including without limitation, payments pursuant to an annuity purchased as a consequence of such pension plan’s termination and payments of the aforesaid portion included in any distribution from any qualified retirement plan of any Employer to which such portion was transferred) are different from the time and/or form of benefits to be paid under this Plan, the reduction amount to be treated as “Other Benefits” shall be the Actuarial Equivalent of the aforesaid portion which appropriately reflects such difference;

(ii)	an Actuarial Equivalent amount that appropriately reflects the value of any amount not covered by clause (i) above which was distributed or is distributable to such Participant under any qualified profit sharing, money purchase pension, stock bonus or other individual account plan of any Employer (excluding The Marcus Corporation Deferred Compensation Plan) and is attributable to employer contributions (other than Code Section 401(k) deferrals elected by such Participant) and based upon a period of service recognized for any purpose under both that plan and this Plan; and

(iii)	in the case of disability retirement under this Plan, the amount of the monthly benefits payable to the Participant under any long-term disability welfare benefit program of any Employer which is attributable to employer contributions; provided, however, that, if the time and/or form of benefits payments under such program are different from the time and/or form of benefits to be paid under this Plan, the reduction amount to be treated as “Other Benefits” shall be the Actuarial Equivalent of the aforesaid amount payable under such program which appropriately reflects such difference; provided further, however, that the reduction amount specified by this clause (iii) shall only apply during the period that the Participant is receiving benefit payments under both such program and this Plan.

            (s)     “Participant” means an Eligible Employee who has satisfied the requirements of Section 3.01.

            (t)     “Period of Severance” means the period of time between a Participant’s Termination Date and the date he is subsequently rehired by any Employer.

            (u)     “Plan” means The Marcus Corporation Retirement Income and Supplemental Retirement Plan set forth herein, as amended and in effect from time to time. The Plan consists of two components: the “Retirement Income Plan” which covers the RIP Participants as described in Article IV, and the “Supplemental Retirement Plan” which covers the SRP Participants as described in Article V.

            (v)     “Plan Year” means the twelve (12) month period ending on December 31 of each year during which the Plan is in effect.

            (w)     “Points” means the combination of a SRP Participant’s age (as of his most recent birthday) and Years of Service as of the last day of a Plan Year.

            (x)     “RIP Participant” means a Participant in the Plan on December 31, 2008, who meets at least one of the following requirements on January 1, 2009:

(i)	The Participant is age 50 or older; or

(ii)	The Participant has 20 or more Years of Service; or

(iii)	The Participant is a member of the Corporate Executive Committee.

            (y)     “Retirement” for SRP Participant means a termination of employment from the Employer on or after attaining age sixty-five (65) and completing five (5) Years of Service.

            (z)     “SRP Participant” means a Participant who is not a RIP Participant.

            (aa)     “Separation from Service” means a Participant’s termination of employment from the Company and its Affiliates within the meaning of Code Section 409A, or if the Participant continues to provide services to the Company and its Affiliates in a capacity other than an employee after his or her termination, such later date as is considered a separation from service within the meaning of Code Section 409A. Specifically, a Participant will be presumed to have incurred a Separation from Service when the level of bona fide services performed by the Participant for the Company and its Affiliates permanently decreases to a level equal to twenty percent (20%) or less of the average level of services performed by the Participant for the Company or its Affiliates during the immediately preceding thirty-six (36) month period (or such lesser period of actual service). Notwithstanding the foregoing, a Participant will not be considered to have terminated employment if the Participant is absent from active employment due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed the greater of (i) six (6) months, or if the leave of absence is due to the Participant’s Disability, then the leave period may be extended for up to a total of twenty-nine (29) months; or (ii) the period during which the Participant’s right to reemployment by the Company or an Affiliate is provided either by statute or by contract.

            (bb)     “Social Security Benefit” means (i) in all cases except disability retirements covered by clause (ii) below, the estimated monthly primary old age insurance benefit payable to the Participant as of the later of his sixty-fifth (65th) birthday or Termination Date under the provisions of the federal Social Security Act in effect on his Termination Date, or (ii) in the case of a disability retirement due to a disability qualifying for disability benefits under said Act, the estimated monthly primary disability insurance benefit payable to the Participant under the provisions of said Act in effect on his Termination Date, regardless in either case of whether he applies for such benefit or whether he is or becomes ineligible therefor for any reason. If a Participant’s employment terminates prior to attainment of age sixty-five (65) other than for a disability retirement covered by clause (ii) immediately above, his Social Security Benefit shall be estimated on the assumption his rate of compensation (as defined in Section 1.02(f) hereof) for the calendar year immediately prior to his Termination Date will continue until age sixty-five (65). Once determined, a Participant’s Social Security Benefit shall not be subject to adjustment except for arithmetical errors in the computation thereof and shall, for all purposes of the Plan, be assumed to remain as finally computed regardless of any subsequent fact, event or occurrence which would cause a change or an adjustment in the annual amount thereof actually payable to the Participant.

            (cc)     “Specified Employee” means a Participant who is a key employee (as defined in Code Section 416(i) but without regard to Code Section 416(i)(5)) of the Company or an Affiliate of the Company any of the stock of which is publicly traded on an established securities market or otherwise, as determined at the time of the Participant’s Separation from Service. A Participant is a key employee under Code Section 416(i) if the Participant meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii), applied in accordance with the regulations under Code Section 416, but disregarding Code Section 416(i)(5), at any time during the 12-month period ending on the identification date. For purposes of determining whether a Participant is a key employee, the definition of compensation under Treasury Regulation §1.415-2(a) shall be used, applied as if the Company and its affiliates were not using any safe harbor under Treasury Regulation §1.415-2(d), any of the special timing rules of Treasury Regulation §1.415-2(e) or any of the special rules provided in Treasury Regulation §1.415-2(g). If a Participant is a key employee as of an identification date, the Participant is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the identification date. The identification date for this Plan shall be December 31 of each year, such that if the Participant satisfies the foregoing requirements for key employee status as of December 31 of a year, the Participant shall be treated as a key employee for the 12-month period beginning April 1 of the following calendar year.

            (dd)     “Spouse” means the person who is legally married to a RIP Participant (i) on the date he first receives a retirement benefit hereunder or, (ii) where his death occurs prior to the commencement of such benefit payments, throughout the entire one (1) year period ending on the date of such death.

            (ee)     “Termination Date” means the date on which a Participant’s employment with the Employer ends because he quits, retires, is terminated or dies, or if earlier, the date of his Separation from Service.

            (ff)     “Total and Permanent Disability” means a physical and/or mental disability which:

(i)	results from bodily or mental injury or disease, whether occupational or nonoccupational, while employed by the Employer;

(ii)	has existed for a continuous period of seven (7) consecutive months;

(iii)	either (A) qualifies for disability benefits under the federal Social Security Act or (B) is determined by the Administrator, on the basis of medical evidence satisfactory to the Administrator, to wholly and permanently prevent the Participant from engaging in any occupation or employment for remuneration or profit;

(iv)	was not contracted, suffered or incurred while the Participant was engaged in, or did not result from his having engaged in, a criminal act involving moral turpitude; and

(v)	did not result from addiction to alcohol or narcotics, self-inflicted injury or act of war.

In determining under condition (iii) whether a Participant is wholly or permanently prevented from engaging in any occupation or employment for remuneration or profit, there shall be excepted from consideration: (x) work performed pursuant to a medically recommended plan for rehabilitation; and (y) work from which the annual earnings amount to no more than twenty-five percent (25%) of his compensation (as defined in Section 1.02(l) hereof) for the calendar year immediately preceding the date that he incurred the disability which is found to be a Total and Permanent Disability.

            (gg)     “Trust” means the trust established pursuant to the trust agreement dated September 30, 1992, by and between the Company and Bank One Wisconsin Trust Company, NA.

            (hh)     “Year of Service” means twelve (12) full months of employment with the Employer which is credited pursuant to Section 3.04 hereof for purposes of participation eligibility, vesting, benefit accrual, and determining Points under the Plan.

        Section 1.03. Construction.

            (a)     Wherever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply, and wherever any words herein are used in the singular or the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. The words “hereof”, “herein”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan and not to any particular Article or Section. Titles of Articles and Sections hereof are for general information only, and the Plan is not to be construed by reference thereto.

            (b)     The Plan shall be construed and its validity determined according to applicable federal laws and, to the extent not preempted by such federal laws, the laws of the State of Wisconsin without reference to conflict of law principles thereof. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if said illegal and invalid provisions had never been inserted herein.

            (c)     The Plan shall be construed and interpreted in a manner that will cause any payment hereunder that is considered deferred compensation and that is not exempt from Code Section 409A to meet the requirements thereof such that no additional tax will be due under Code Section 409A on such payment.

ARTICLE II. PURPOSE AND EFFECTIVE DATE

        Section 2.01. Purpose of Plan. The purpose of the Plan is to provide for the special retirement income needs of certain employees of the Employer which are not deemed to be satisfied by the applicable current and prior qualified retirement plans of the Employer.

        Section 2.02. Effective Date. The Plan is amended and restated effective January 1, 2009. The provisions of this amended and restated Plan apply to any individual with an interest hereunder on or after January 1, 2009. Notwithstanding the foregoing, any Participant who began receiving distributions under the Plan prior to January 1, 2009, shall continue to receive such distributions according to the election then in effect.

ARTICLE III. PARTICIPATION AND YEARS OF SERVICE

        Section 3.01. Participation

            (a)     Any employee who was a Participant in the Plan on December 31, 2008, shall continue in participation hereunder on January 1, 2009.

            (b)     Any other Eligible Employee shall become a Participant in the Plan on his participation date (if he is then employed by the Employer), which date shall be the January 1 next following the Eligible Employee’s satisfaction of all the following requirements:

(i)	attainment of age twenty-one (21);

(ii)	completion of one (1) Year of Service; and

(iii)	employment with the Employer resulting in compensation which is reportable on the Eligible Employee’s W-2 form for the calendar year immediately preceding any potential participation date after his satisfying both requirements (i) and (ii) above and which equals or exceeds the amount of compensation applicable to such year under Code Section 414(q)(1)(B); provided, however, that such reportable compensation shall include any amounts excludable therefrom pursuant to compensation reductions for deferrals specified in Section 1.02(l) hereof.

            (c)     Any employee who terminated his employment with the Employer prior to June 1, 1990 but on or after January 1, 1990, and who satisfied the eligibility requirements of subsection (b) of this Section 3.01 on his Termination Date shall become a Participant in the Income Plan on June 1, 1990.

            (d)     A Participant who has once satisfied all the eligibility requirements of subsection (a) or (b) of this Section 3.01 will remain eligible to participate in the Plan despite whether he continues to satisfy requirement (iii) of said subsection (b) subsequent to his participation date.

            (e)     An Eligible Employee whose employment with the Employer terminates and who is subsequently reemployed with an Employer shall be re-credited upon reemployment with his prior Years of Service for eligibility purposes.

        Section 3.02. Years of Service.

            (a)     A Participant shall earn Years of Service in an amount equal to the number determined as follows:

(i)	the total number of months during the period beginning on the Participant’s Date of Hire and ending on his Termination Date,

plus

(ii)	any Period of Severance of less than twelve (12) months,

divided by

(iii)	twelve (12).

            (b)     Except as provided below, a Participant who incurs a Period of Severance from employment with the Employer shall have his Years of Service before the Period of Severance reinstated and aggregated with his Years of Service after the Period of Severance.

        Notwithstanding the foregoing, for purposes of determining a Participant’s vested interest in his Account:

(i)	If a SRP Participant incurs a Period of Severance of sixty (60) consecutive months or more, all Years of Service earned by the SRP Participant after such Period of Severance shall be disregarded in determining such Participant’s vested interest in his Account attributable to employment before such Period of Severance. However, Years of Service earned both before and after such Period of Severance shall be included in determining the SRP Participant’s vested interest in his Account balance attributable to employment after such Period of Severance.

(ii)	If a SRP Participant incurs a Period of Severance of fewer than sixty (60) consecutive months, Years of Service earned both before and after such Period of Severance shall be included in determining such Participant’s vested interest in his Account attributable to employment both before and after such Period of Severance.

            (c)     After calculating a Participant’s Years of Service under subsection (a) and (b) of this Section 3.02, any remaining period of less than twelve (12) months shall be disregarded.

ARTICLE IV. ACCRUED BENEFIT FOR RIP PARTICIPANTS

        Section 4.01. RIP Participant’s Eligibility for Accrued Benefit. Subject to Section 4.03 hereof, a RIP Participant shall be entitled to all or a portion of his Accrued Benefit upon the RIP Participant’s Termination Date that occurs:

            (a)     on or after his attainment of age sixty-five (65) (normal retirement);

            (b)     due to his Total and Permanent Disability occurring prior to age sixty-five (65) and on or after his completion of five (5) Years of Service (disability retirement);

            (c)     prior to his attainment of age sixty-five (65) and on or after both his attainment of age sixty (60) and completion of five (5) Years of Service (early retirement); or

            (d)     prior to his attainment of age sixty (60) and on or after his completion of five (5) Years of Service (deferred vested retirement).

        Section 4.02. Total and Permanent Disability. Any Participant receiving disability retirement benefits hereunder may be required to submit to medical examination at any time during retirement prior to age sixty-five (65), but not more often than semi-annually, to determine whether he is eligible for continuance of the disability retirement benefits hereunder. If on the basis of such examination it is found that he no longer has a Total and Permanent Disability, his disability retirement benefits hereunder shall cease.

        Section 4.03. Vesting of Accrued Benefit.

            (a)     A RIP Participant who qualifies on his Termination Date for normal, disability or early retirement under subsection (a), (b) or (c), respectively, of Section 4.01 hereof shall be one hundred percent (100%) vested in his Accrued Benefit.

            (b)     A RIP Participant who qualifies on his Termination Date for deferred vested retirement under subsection (d) of Section 4.01 hereof shall be vested in his Accrued Benefit in accordance with the following schedule:

YEARS OF SERVICE	VESTED PERCENTAGE OF ACCRUED BENEFIT
Less than 5	0%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

            (c)     Notwithstanding subsections (a) and (b) of this Section 4.03 or any other provision herein to the contrary, one hundred percent (100%) of the entire amount of a RIP Participant’s Accrued Benefit shall be forfeited if the Administrator determines, in its sole discretion, as of or subsequent to the RIP Participant’s Termination Date that either or both of the following events shall have occurred:

(i)	The RIP Participant engaged in misconduct with respect to his employment with the Employer which shall include, but not be limited to by way of enumeration, theft, embezzlement, dishonesty, fraud, malfeasance, misappropriation, divulging trade secrets or confidential business information, conspiracy against any Employer, refusal of a work assignment by his Employer or assisting a competitor of any Employer; and/or

(ii)	During the one (1) year period immediately following the RIP Participant’s Termination Date, the RIP Participant takes employment with, becomes a consultant to or otherwise engages in a business competitive with any business of any Employer within Wisconsin, any state contiguous thereto or any other state in which such Employer does business.

        Section 4.04. RIP Participant’s Surviving Spouse Pre-Retirement Death Benefit. In the event a RIP Participant dies both while employed by the Employer and on or after his completion of five (5) Years of Service, the RIP Participant’s surviving Spouse, if any, shall be entitled to receive death benefits hereunder as provided in Section 4.08 hereof.

        Section 4.05. Calculation of Accrued Benefit. The Accrued Benefit of any RIP Participant upon terminating employment with the Employer shall be a monthly benefit equal to the amount calculated as follows:

            (a)     fifty percent (50%) of his Average Monthly Earnings as of his Termination Date,

minus

            (b)     fifty percent (50%) of his Social Security Benefit,

times

            (c)     a fraction, the numerator of which shall be the RIP Participant’s total number of Years of Service as of his Termination Date or thirty (30), whichever is less, and the denominator of which shall be thirty (30), minus

            (d)     any applicable Other Benefits.

        Section 4.06. Payment of Accrued Benefit to RIP Participants.

            (a)     The vested portion (as determined under Section 4.03 hereof) of a RIP Participant’s Accrued Benefit (as calculated under Section 4.05 hereof) shall be payable monthly (or otherwise in accordance with the regular payroll cycle of the Company if so determined by the Company), commencing with the month next following the later of:

(i)	the month during which the RIP Participant’s Separation from Service occurs, provided that if a RIP Participant is a Specified Employee at the time of his Separation from Service, the payments that are payable during the first six (6) months after his Separation from Service shall be accumulated and paid in a lump sum in the seventh (7th) month following the month in which his Separation from Service occurs, or

(ii)	the age specified by the RIP Participant in a written election filed no later than December 31, 2008, which date may not be earlier than age sixty (60) or later than age sixty-five (65).

        Such election shall be irrevocable as of January 1, 2009. In the absence of an election, the vested portion of a RIP Participant’s Accrued Benefit shall be paid on the later to occur of the RIP Participant’s Separation from Service (in accordance with clause (i) above) and the RIP Participant’s attainment of age sixty-five (65). Subject to Section 4.07 hereof, the vested portion of a RIP Participant’s Accrued Benefit shall be payable for the RIP Participant’s life only and shall end with the last payment made prior to his death.

            (b)     Any benefit payments to a RIP Participant and his surviving Spouse or other Beneficiary in a form other than that provided in subsection (a) of this Section 4.06 shall be adjusted so that their value is the Actuarial Equivalent to the value of the RIP Participant’s vested Accrued Benefit, assuming it is paid monthly in the form provided in such subsection (a), commencing with the month next following the later of his sixty-fifth (65th) birthday or Separation from Service. Any benefits actually commencing prior to age sixty-five (65) shall be reduced to reflect the number of months by which the benefit payment commencement date precedes such post-age sixty-five (65) month, with such reduction being four-tenths of one percent (0.4%) for each month of the early commencement period, subject in the case of a disability retirement under Section 4.01(b) hereof, to a maximum aggregate reduction of twenty-four percent (24%).

        Section 4.07. Optional Methods of Payment of Accrued Benefit.

            (a)     Prior to the commencement of his benefit payments hereunder and pursuant to procedures established by the Administrator, the RIP Participant may, subject to Section 4.06(b) hereof and subsection (b) of this Section 4.07, and in lieu of the life only annuity otherwise provided under Section 4.06, elect only one of the following applicable optional methods of payment of the vested portion of his Accrued Benefit:

(i)	If a RIP Participant has a Spouse on the date that his benefit payments commence, the RIP Participant may receive payment in the form of a Fifty Percent (50%) Joint and Survivor Annuity which shall provide a reduced monthly payment to the RIP Participant for his lifetime and, upon the RIP Participant’s death, a lifetime monthly benefit to such Spouse, if surviving at the time of RIP Participant’s death, in an amount equal to fifty percent (50%) of the reduced monthly benefit which had been payable to the RIP Participant. The last payment of the Fifty Percent (50%) Joint and Survivor Annuity shall be made as of the first day of the month in which the death of both the RIP Participant and his Spouse has occurred.

(ii)	A RIP Participant, whether or not he has a Spouse on the date that his benefit payments commence, may receive payment in the form of an One Hundred Twenty (120) Month Sum Certain Annuity which provides a reduced monthly benefit payable during the RIP Participant’s life with the provision that, in the event of his death within a period of ten (10) years after his benefit payment commencement date, such benefits shall continue to such Beneficiary(ies) as the RIP Participant shall have designated in writing at the time of his election, for the remainder of the ten (10) year period. If no designated Beneficiary survives the RIP Participant, a single sum payment which is the Actuarial Equivalent of the remaining payments shall be made to the estate of the last to survive of the RIP Participant or his Beneficiary. In the event all designated Beneficiaries die prior to the month for which benefits hereunder commence, then the RIP Participant’s election of this optional annuity form shall not be effective.

        The Company may elect to pay the monthly payments provided herein in accordance with the regular payroll cycle of the Company.

            (b)     A RIP Participant must file his written election of an optional form of benefit payment and a designation of his Beneficiary(ies), if any, under subsection (a) of this Section 4.07 with the Administrator within ninety (90) days prior to the date on which his benefits commence. A RIP Participant’s election of an optional form of benefit payment and his beneficiary designation thereunder may not be changed after benefit payments have commenced except that a RIP Participant’s designation of a Beneficiary(ies) under the One Hundred Twenty (120) Month Sum Certain Annuity may be changed at any time prior to the RIP Participant’s death or prior to the end of the ten (10) year period of benefit payment, whichever is earlier.

            (c)     In the event that a RIP Participant to whom payment of benefits hereunder has commenced is reemployed as a regular, full time employee by an Employer, his benefit payments hereunder shall not be suspended. Rather, on the first day of the month next following his subsequent Termination Date, any additional benefits to which the RIP Participant may become entitled as a result of his reemployment shall be payable in accordance with the form of distribution in effect. The determination of whether a rehired person is reemployed in a regular, full time capacity shall be made by the Administrator.

            (d)     Upon a RIP Participant’s Termination Date, the Administrator may elect, at its sole discretion, to distribute the Actuarial Equivalent present value of the RIP Participant’s entire vested Accrued Benefit to such RIP Participant in a lump sum if such single sum value does not exceed the limit in effect under Code Section 402(g)(1)(B) (which is the annual dollar limit on employee elective deferrals to the 401(k) plan, without regard to the age 50 catch-up amount) for the year in which the RIP Participant’s Separation from Service occurs. Notwithstanding any provisions to the contrary contained herein, if a RIP Participant who receives a lump sum distribution pursuant to this subsection (d) is subsequently rehired by an Employer, the amount of any benefit he shall become entitled to receive under the Plan as a result of his reemployment shall be offset by the amount which is the Actuarial Equivalent of such lump sum distribution as if such amount were Other Benefits of the RIP Participant.

        Section 4.08. Pre-Retirement Death Benefit for RIP Participants.

            (a)     Subject to subsection (b) of this Section 4.08, in the event a RIP Participant’s surviving Spouse, if any, is eligible for pre-retirement death benefits pursuant to Section 4.04 hereof, such Spouse shall be entitled to receive fifty percent (50%) of the monthly Joint and Survivor Annuity, determined in accordance with Sections 4.03, 4.05 and 4.07(a)(i), that the RIP Participant would have been entitled to receive had he terminated employment with the Employer on the day before his death.

            (b)     Payment of benefits to a surviving Spouse shall commence the month next following what would have been the RIP Participant’s sixtieth (60th) birthday or the RIP Participant’s date of death, whichever is later, and the amount of such payments shall be reduced by four-tenths of one percent (0.4%) for each month payments are made prior to the month next following what would have been the RIP Participant’s sixty-fifth (65th) birthday.

ARTICLE V. ACCOUNTS FOR SRP PARTICIPANTS

        Section 5.01. Establishment of Accounts. The Company shall establish an Account for each SRP Participant, and shall credit to each such Account the amounts specified in Sections 5.02, 5.03 and 5.04, as applicable.

        Section 5.02. Initial Account Balances. A SRP Participant who is a Participant on January 1, 2009 shall be credited with an opening Account balance in an amount equal to the single sum Actuarial Equivalent present value of such Participant’s vested Accrued Benefit, calculated under Section 4.05 assuming a Termination Date of December 31, 2008. All other SRP Participants shall have an opening Account balance of zero.

        Section 5.03. Annual Allocations.

            (a)    Eligibility for Annual Allocation. Each SRP Participant shall be entitled to an annual allocation to his Account as of the last day of a Plan Year if all of the following requirements are met:

(i)	the SRP Participant has completed 1,000 Hours of Service in such Plan Year, or has terminated employment during such Plan Year as a result of death, Total and Permanent Disability or Retirement;

(ii)	the SRP Participant is considered a Highly Compensated Employee for such Plan Year; and

(iii)	the SRP Participant is employed by an Employer on the last day of such Plan Year, or has terminated employment during such Plan Year as a result of death, Total and Permanent Disability or Retirement.

            (b)    Amount of Annual Allocation. If a SRP Participant is eligible for an annual allocation pursuant to subsection (a), the amount allocated to his Account as of the last day of the Plan Year shall be determined as follows, based on the Participant’s employment status as of the last day of such Plan Year:

(i)	If the SRP Participant is a member of the Corporate Executive Committee, his allocation shall be an amount equal to the percentage of his Compensation for the Plan Year that corresponds to the Participant’s Points as of the last day of such Plan Year as set forth in the following table:

POINTS	PERCENTAGE COMPENSATION
<60	4%
60 - 69	5%
70 - 79	6%
80+	7%

(ii)	If the SRP Participant is a Senior Vice President, Vice President, Senior Corporate Associate or Hotel General Manager (such designations to be determined in the sole discretion of the Administrator), his allocation shall be an amount equal to the percentage of his Compensation for the Plan Year that corresponds to the Participant’s Points as of the last day of such Plan Year as set forth in the following table:

POINTS	PERCENTAGE COMPENSATION
<60	2.0%
60 - 69	2.5%
70 - 79	3.0%
80+	3.5%

(iii)	For all other Participants, his allocation shall be an amount equal to 0.5% of his Compensation for the Plan Year.

        Section 5.04. Earnings on Accounts. Accounts shall be credited as of the last day of each calendar year quarter with simple interest at the reference rate declared by Chase Bank N.A. on the first day of the calendar year quarter. Quarterly adjustments in the reference rate at the beginning of each calendar year quarter will apply to all monies in an Account.

        Section 5.05. Vesting of Account Balances.

            (a)     A SRP Participant shall be 100% vested in the balance of his Account if he terminates employment with the Employer due to death, Total and Permanent Disability, or Retirement. In all other cases, the SRP Participant shall be vested in the balance of his Account as of the date of his Termination Date in accordance with the following schedule:

YEARS OF SERVICE	VESTED PERCENTAGE OF ACCOUNT
Less than 5	0%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

            (b)     Notwithstanding subsection (a), one hundred percent (100%) of the entire balance in a SRP Participant’s Account shall be forfeited if the Administrator determines, in its sole discretion, as of or subsequent to the Participant’s Termination Date that either or both of the following events shall have occurred:

(i)	The Participant engaged in misconduct with respect to his employment with the Employer which shall include, but not be limited to by way of enumeration, theft, embezzlement, dishonesty, fraud, malfeasance, misappropriation, divulging trade secrets or confidential business information, conspiracy against any Employer, refusal of a work assignment by his Employer or assisting a competitor of any Employer; and/or

(ii)	During the one (1) year period immediately following the Participant’s Termination Date, the Participant takes employment with, becomes a consultant to or otherwise engages in a business competitive with any business of any Employer within Wisconsin, any state contiguous thereto or any other state in which such Employer does business.

        Section 5.06. Distributions.

            (a)    Initial Elections. Each SRP Participant who is a Participant on January 1, 2009, shall, prior to December 31, 2008, and pursuant to procedures established by the Administrator, elect the time and form of payment of his Account balance in accordance with subsections (d) and (e), which election shall become irrevocable as of January 1, 2009, except as provided in subsection (b). Each other SRP Participant shall, within the first 30 days of his participation date and pursuant to procedures established by the Administrator, elect the time and form of payment of his Account balance in accordance with subsections (d) and (e), which election shall become irrevocable as of the end of the 30-day period, except as provided in subsection (b).

            (b)    Subsequent Elections. Beginning in 2010 and each five years thereafter (i.e., 2015, 2020, 2025, etc.), a SRP Participant may file a new election as to the time and form of payment of his Account balance, in accordance with subsections (d) and (e), attributable to deferrals made with respect to the following five (5) years. Such election shall be irrevocable as of the January 1 for which it is effective, subject to the SRP Participant’s right to make a new election for a subsequent 5-year cycle. For example, by December 31, 2010, a SRP Participant may file an election with respect to his Account balance attributable to deferrals made with respect to the 2011-2015 time period. By December 31, 2015, a SRP Participant may file an election with respect to his Account balance attributable to deferrals made with respect to the 2016-2020 time period. The Administrator shall create sub-Account(s) to reflect each separate time and form of payment elected by the SRP Participant.

            (c)    Default Elections. If a SRP Participant fails to make an initial election as to the time and form of payment pursuant to subsection (a), the Account shall be paid in the form of a lump sum at the Participant’s attainment of age sixty-five (65) or Separation from Service, if later. If a SRP Participant fails to file an election with respect to a subsequent 5-year cycle pursuant to subsection (b), the most recent election on file (or deemed election if no election has been made) shall apply to the next 5-year cycle.

            (d)    Time of Payment. A SRP Participant’s Account shall be paid on the later of Separation from Service or the age elected by the SRP Participant, which must not be earlier than age sixty (60) or later than age sixty-five (65), or on the default date specified in subsection (c) if applicable (the “distribution date”).

            (e)    Forms of Payment. A SRP Participant may elect to have his vested Account paid in one of the following optional forms of distribution, or payment shall be made in the default form specified in subsection (c) if applicable.

(i)	An optional form of distribution of an Account is payment in a single lump sum amount equal to the vested balance of the SRP Participant’s Account within ninety (90) days after the distribution date; provided that if the distribution is to be made upon a SRP Participant’s Separation from Service and such individual is a Specified Employee at the time of his Separation from Service, then payment shall be made in the seventh (7th) month following the month in which the SRP Participant’s Separation from Service occurs.

(ii)	An optional form of distribution of an Account is the installment method of payment. Annual installments over not more than ten (10) years may be elected. If the installment method of payment is elected, the periodic payments will include earnings adjustments to any remaining balance during the payout period. Annual amounts to be distributed under the installment method are determined at the beginning of the year in which payments are to be made by multiplying the vested balance of the SRP Participant’s Account by a fraction in which the numerator is one (1) and the denominator is the number of annual payments remaining to be paid (e.g., for 10 installments, 1/10, 1/9, 1/8, etc.). The first installment payment shall be paid no later than ninety (90) days after the distribution date; provided that if the distribution is to be made upon a SRP Participant’s Separation from Service and such individual is a Specified Employee at the time of his Separation from Service, then payment shall be made in the seventh (7th) month following the month in which the SRP Participant’s Separation from Service occurs. Remaining installment payments will be paid in January of each year subsequent to the year in which the first installment was paid. If the vested balance of a SRP Participant’s Account is ten thousand dollars ($10,000) or less on any payment date, the Company shall make a lump sum distribution to the SRP Participant of the full remaining vested Account balance.

            (f)    Death Benefits. If a SRP Participant dies before receiving the full distribution of his vested Account, any remaining distributions shall be made to the Beneficiary in a single lump sum within ninety (90) days following the date of the SRP Participant’s death (provided that the Company shall have no liability to any Beneficiary for the consequences arising from any delay in payment resulting from the failure of the Beneficiary to timely notify the Company of the SRP Participant’s death). If a Beneficiary dies after a SRP Participant while entitled to receive a distribution from the Plan, the distribution shall be paid to the estate of the Beneficiary. If a valid designation of Beneficiary is not in effect at the time of the death of a SRP Participant, or if the Beneficiary does not survive the SRP Participant, the estate of the SRP Participant is deemed to be the sole Beneficiary of the SRP Participant.

ARTICLE VI. FUNDING OF BENEFITS

        Section 6.01. Source of Payments.

            (a)     Except as otherwise provided in subsection (c) of this Section 6.01, no funds or other assets of the Company or the other Employer shall be segregated and attributable to any benefit payments to be made at a later time as hereinabove provided, but rather benefit payments under the Plan shall be made from the general assets of the Company at the time any such payment becomes due and payable. Benefit payments under the Plan are to be taken as deductions for income tax purposes in the Company’s fiscal year that they are actually made. No Participant or his Spouse or Beneficiary (surviving or otherwise), if any, shall have any proprietary rights of any nature whatsoever with respect to any benefit payments, unless and until such time a benefit payment, and then only as to the amount of such payment, is made to such Participant or the surviving Spouse or Beneficiaries thereof, as the case may be.

            (b)     The dollar amount of benefits that the Plan is obligated to pay to Participants pursuant to the provisions contained herein will be recorded as part of the Company’s standard accounting procedures.

            (c)     In the event that there is a change of control or potential change of control (as defined in the Trust document) of the Company, the Company will fund the Trust in accordance with the provisions of the Trust document to assure that obligations owed to all Participants hereunder as of the date of said change shall be met; provided, however, that all monies deposited in the Trust shall remain subject to the claims of the Company’s general creditors.

ARTICLE VII. OTHER PROVISIONS

        Section 7.01. Administration of the Plan. The Plan shall be administered by the Administrator who shall have all such powers that may be necessary to carry out the provisions of the Plan in the absence of any action by the Board, including without limitation, the power to delegate administrative matters to other persons; to amend, construe and interpret the Plan; to adopt and revise rules, regulations and forms relating to and consistent with the Plan’s terms; and to make any other determinations which it deems necessary or advisable for the implementation and administration of the Plan; provided, however, that the right and power to amend the Plan’s Accrued Benefit calculation formula, the Account balances crediting formula, the vesting requirements and/or to terminate the Plan are reserved exclusively to the Board. Subject to the foregoing, all decisions and determinations by the Administrator shall be final, binding and conclusive as to all parties, including without limitation any Employer, any Participant, any Spouse or other Beneficiary of a Participant, all other employees of the Employer and all other persons.

        Section 7.02. Non-Alienation of Payments. Any benefits payable under the Plan shall not be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment or encumbrance of any kind, by will, or by inter vivos instrument. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit payment, whether currently or thereafter payable, shall not be recognized by the Administrator or any Employer. Any benefit payment due hereunder shall not in any manner be liable for or subject to the debts or liabilities of any Participant or the surviving Spouse or Beneficiary thereof, as the case may be. If any such Participant, surviving Spouse or Beneficiary shall attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any benefit payments to be made to that person under the Plan or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any time, such payments would devolve upon anyone else or would not be enjoyed by such person, then the Administrator, in its sole discretion, may terminate such person’s interest in any such benefit payment, and hold or apply it to or for the benefit of that person, the Spouse, children, or other dependents thereof, or any of them, in such manner as the Administrator may deem proper.

        Section 7.03. Incompetency. Every person receiving or claiming benefit payments under the Plan shall be conclusively presumed to be mentally competent and age of majority until the date on which the Administrator receives a written notice, in a form and manner acceptable to the Administrator, that such person is incompetent and/or a minor and that a guardian, conservator, or other person legally vested with the care of his estate has been appointed. In the event a guardian or conservator of the estate of any person receiving or claiming benefit payments under this Plan shall be appointed by a court of competent jurisdiction, payments may be made to such guardian or conservator; provided that proper proof of appointment and continuing qualification is furnished in a form and manner acceptable to the Administrator. Any such payment so made shall be a complete discharge of any liability therefor.

        Section 7.04. Limitation of Rights Against the Employer. Participation in the Plan, or any modifications thereof, or the payments of any benefits hereunder, shall not be construed as giving to any Participant any right to be retained in the service of any Employer, limiting in any way the right of any Employer to terminate such Participant’s employment at any time, evidencing any agreement or understanding express or implied, that any Employer will employ such Participant in any particular position or at any particular rate of compensation and/or guaranteeing such Participant any right to receive any other form or amount of remuneration from any Employer.

        Section 7.05. Liability. Neither the Employer nor any shareholder, director, officer or other employee of any Employer or the Administrator or any other person shall be jointly or severally liable for any act or failure to act hereunder, except for gross negligence or fraud.

        Section 7.06. Amendment or Termination of the Plan.

            (a)    Amendment. The Company, by action of the Board or the Administrator, as applicable, reserves the right to amend or modify the Plan at any time; and such action shall be final, binding and conclusive as to all parties, including any Participant hereunder, any surviving Spouse or Beneficiary thereof and all other employees and persons; provided, however, that any such action by the Board or the Administrator, as applicable, to change the monthly or other payment amount or the time and manner of payment thereof as then provided in the Plan shall not be effective and operative unless and until written consent thereto is obtained from each Participant affected by such action or, if any such Participant is not then living, from the surviving Spouse or beneficiary thereof, as the case may be.

            (b)    Termination. The Company, by action of the Board, reserves the right to terminate or discontinue the Plan at any time; and such action shall be final, binding and conclusive as to all parties, including any Participant hereunder, any surviving Spouse or Beneficiary thereof and all other employees and persons; provided, however, that any such action by the Board to terminate or discontinue the Plan shall not be effective and operative unless and until written consent thereto is obtained from each Participant affected by such action or, if any such Participant is not then living, from the surviving Spouse or Beneficiary thereof, as the case may be. Upon termination of the Plan, the Board may provide that all benefits will be paid out in connection with the termination of the Plan in the following circumstances:

(i)	The irrevocable termination occurs within thirty (30) days prior to or twelve (12) months following a Change of Control, and all other arrangements required to be aggregated with this Plan under Code Section 409A following the Change of Control are likewise terminated and liquidated with respect to each Participant that experienced the Change of Control event. In such event, each Participant’s benefits or Account balance, including those benefits or Account balances already in pay status, shall be paid in a lump sum as soon as practicable (but not more than twelve (12) months) following the date of such Plan termination.

(ii)	The termination occurs within twelve (12) months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A). In such event, each Participant’s benefits or Account balance, including those benefits or Account balances already in pay status, shall be paid in a lump sum in the latest of: (A) the calendar year in which the Plan termination occurs, (B) the first calendar year in which the payment is no longer subject to a substantial risk of forfeiture, or (C) the first calendar year in which payment is administratively practicable.

(iii)	The termination of the Plan is irrevocable and does not occur proximate to a downturn in the financial health of the Company and its Affiliates. In such event, all benefits and vested Account balances will be distributed to all Participants, Spouses or beneficiaries, as applicable, in a single sum payment at least 12, but not more than 24, months after the date of termination. This provision shall not be effective unless all other plans required to be aggregated with this Plan under Code Section 409A are also terminated and liquidated. Notwithstanding the foregoing, any payment that would otherwise be paid during the 12-month period beginning on the Plan termination date pursuant to the terms of the Plan shall be paid in accordance with such terms. In addition, the Company or any Affiliate shall be prohibited from adopting a similar arrangement within three years following the date of the Plan’s termination.

        All lump sums payable shall be the single sum Actuarial Equivalent present value of the Accrued Benefit, or the vested Account balance, to which the Participant, Spouse or Beneficiary is entitled, as applicable, as of the date such lump sum is paid.

        Section 7.07. Tax Withholding. The Company shall deduct from benefits payable hereunder any amounts it is required to withhold for taxes as to such benefits under any state, federal, or local law. In addition, if prior to the date of distribution of any amount hereunder, the Federal Insurance Contributions Act (FICA) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2), where applicable, becomes due, then the Administrator may authorize a payment from the RIP Participant’s Accrued Benefit or the SRP Participant’s Account balance equal to the amount needed to pay the Participant’s portion of such tax, as well as withholding taxes resulting therefrom (including the additional taxes attributable to the pyramiding of such distributions and taxes).

        Section 7.08. Claims Procedures.

            (a)    Initial Claim. If a Participant, Spouse or Beneficiary (the “claimant”) believes that he is entitled to a distribution from the Plan that was not provided, the claimant or his legal representative shall file a written claim for such benefit with the Administrator no later than ninety (90) days following the date the distribution should have been made. The Administrator shall review the claim within 60 days following the date of receipt of the claim. If the claimant’s claim is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth in subsection (b)) and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination upon review.

        (b)    Request for Appeal. The claimant has the right to appeal the Administrator’s decision by filing a written appeal to the Administrator within 60 days after the claimant’s receipt of the decision or deemed denial; provided that to avoid penalties under Code Section 409A, the claimant’s appeal must be filed no later than 180 days after the latest date the payment that is in dispute should have been paid. The claimant will have the opportunity, upon request and free of charge, to have reasonable access to and copies of all documents, records and other information relevant to the claimant’s appeal. The claimant may submit with the appeal written comments, documents, records and other information relating to his appeal. The Administrator will review all comments, documents, records and other information submitted by the claimant relating to the claim, regardless of whether such information was submitted or considered in the initial claim determination. The Administrator shall make a determination on the appeal within 60 days after receiving the claimant’s written appeal; provided that the Administrator may determine that an additional 60-day extension is necessary due to circumstances beyond the Administrator’s control, in which event the Administrator shall notify the claimant prior to the end of the initial period that an extension is needed, the reason therefor and the date by which the Administrator expects to render a decision. If the claimant’s appeal is denied in whole or part, the Administrator shall provide written notice to the claimant of such denial. The written notice shall include: the specific reason(s) for the denial; reference to specific Plan provisions upon which the denial is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, and other information relevant to the claimant’s claim; and a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. If the claimant does not receive a written decision within the time period(s) described above, the appeal shall be deemed denied on the last day of such period(s).

            (c)    ERISA Fiduciary. For purposes of ERISA, the Administrator shall be considered the named fiduciary and the plan administrator for the Plan.